                                                                    EXHIBIT 99.1







                     NOVAK & LACKEY CONSTRUCTION CO., INC.
                     - - - - - - - - - - - - - - - - - - -
                             FINANCIAL STATEMENTS
                                     with
                         INDEPENDENT AUDITOR'S REPORT
                          - - - - - - - - - - - - - -
                       FOR THE YEAR ENDED JUNE 30, 1996

                   NOVACK AND LACKEY CONSTRUCTION CO., INC.
                   ----------------------------------------




                                   CONTENTS
                                   --------



                                                                 Pages
                                                                 -----

Independent Auditor's Reporst                                      1

Financial Statements:

   Balance Sheet                                                   2
   Statement of Earnings                                           3
   Statement of Changes in Stockholders' Equity                    4
   Statement of Cash Flows                                         5
   Notes to Financial Statements                                  6-10

                               BILL MITTS, INC.
                               ----------------
                         CERTIFIED PUBLIC ACCOUNTANT
                         ----------------------------







                         INDEPENDENT AUDITOR'S REPORT
                         - - - - - - - - - - - - - - -


To the Board of Directors

     Novak & Lackey Construction Co., Inc.

           I have audited the accompanying balance sheet of

                     NOVAK & LACKEY CONSTRUCTION CO., INC.

as of June 30, 1996 and the related statements of earnings, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

           I conducted my audit in accordance with generally accepted auditing standards. Such standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

           In my opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of NOVAK & LACKEY CONSTRUCTION CO., INC. as of June 30, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


                                                   /s/ Bill Mitts, Inc.



Oklahoma City, Oklahoma
May 8, 1997

                     NOVAK & LACKEY CONSTRUCTION CO., INC.

                                 BALANCE SHEET
                                 -------------
                                 JUNE 30, 1996

                                    ASSETS
                                    ------

Current assets:
  Cash and cash equivalents                                $  462,922
  Contract receivables (Note 2)                               409,520
  Costs and estimated earnings in excess of
     billings on uncompleted contracts (Note 3)                79,009
  Prepaid expenses                                             32,288
                                                           ----------
          Total current assets                                983,739

Property and equipment, at cost less
  accumulated depreciation of $347,242 (Note 4)               316,432

Investment in marketable securities (Note 5)                  318,196

Cash value of life insurance (Note 6)                          44,720
                                                           ----------
          Total assets                                     $1,663,087
                                                           ==========
                                  LIABILITIES
                                  -----------
Current liabilities:
  Trade accounts payable                                   $      155
  Billings in excess of costs and estimated
     earnings on uncompleted contracts (Note 3)                 6,116
  Accrued expenses                                             61,460
  Current income taxes (Note 8)                               110,432
  Deferred income taxes (Note 8)                              111,230
                                                           ----------
          Total current liabilities                           289,393

Deferred income taxes (Note 8)                                  5,720

Commitments and contingencies (Note 7 and 9)                      -0-
                                                           ----------
          Total liabilities                                   295,113
                                                           ----------
                             STOCKHOLDERS' EQUITY
                             --------------------
Common stock, $1 par value, 10,000,
  shares authorized, 2,500 shares issued                        2,500
Retained earnings                                           1,336,373
Unrealized gains on securities (Note 5)                        29,101
                                                           ----------
          Total stockholders' equity                        1,367,974
                                                           ----------
          Total liabilities
           and stockholders' equity                        $1,663,087
                                                           ==========

  The accompanying notes are an integral part of these financial statements.

                     NOVAK & LACKEY CONSTRUCTION CO., INC.

                             STATEMENT OF EARNINGS
                            - - - - - - - - - - - -
                       FOR THE YEAR ENDED JUNE 30, 1996

Contract revenues earned                                    $ 6,270,979

Costs of earned revenue                                       5,301,424
                                                              ---------

           Gross Profit                                         969,555

Selling, general and administrative expenses                    776,171
                                                              ---------

           Earnings from operations                             193,384
                                                              ---------
Other income (deductions):
  Interest and dividend income                                   53,653
  Interest expense                                                 (240)
  Other, net                                                      8,650
                                                              ---------
                                                                 62,063
                                                              ---------

           Earnings before income taxes                         255,447

Provision for income taxes (Note 8):
           Current                                              161,339
           Deferred                                             (68,908)
                                                              ---------
                                                                 92,431
                                                              ---------

           Net earnings                                         163,016

Retained earnings at beginning of year                        1,173,357
                                                              ---------

Retained earnings at end of year                            $ 1,336,373
                                                            ===========


  The accompanying notes are an integral part of these financial statements.

                     NOVAK & LACKEY CONSTRUCTION CO., INC.

                 STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                - - - - - - - - - - - - - - - - - - - - - - -
                       FOR THE YEAR ENDED JUNE 30, 1996


                        Common Stock     Unrealized
                        ------------     Gains on       Retained
                        Shares   Amount  Securities     Earnings     Total
                        ------   ------  ----------     --------     -----
Balance as of
 June 30, 1995          2,500  $ 2,500  $  9,943    $ 1,173,357   $ 1,185,800


Unrealized increases
 in market value of
 available-for-sale
 securities, net of
 tax effect (Note 5)      -0-      -0-    19,158            -0-        19,158

Net earnings              -0-      -0-       -0-        163,016       163,016
                     --------   ------   -------     ----------     ---------

Balances as of
 June 30, 1996          2,500  $ 2,500  $ 29,101    $ 1,336,373   $ 1,367,974
                     ========   ======   =======     ==========     =========









 The accompanying notes are an integral part of these financial statements.

                     NOVAK & LACKEY CONSTRUCTION CO., INC.

                            STATEMENT OF CASH FLOWS
                            -----------------------
                       FOR THE YEAR ENDED JUNE 30, 1996


INCREASE (DECREASE) IN CASH:
---------------------------
Cash flows from operating activities:
        Net earnings                                             $    163,016
        Adjustments to reconcile net income
        to net cash provided by operations:
           Depreciation of property and equipment                      65,820
           Gain on sale of assets                                     (15,505)
           Deferred income taxes                                      (68,908)
           Change in certain assets and liabilities:
             Contract receivables                                     406,360
             Costs and estimated earnings in excess
               of billings on uncompleted contracts                    94,138
             Other current assets                                     (15,289)
             Trade accounts payable                                    (1,468)
             Billings in excess of costs and estimated
               earnings on uncompleted contracts                      (49,204)
             Accrued expenses                                         (20,444)
             Current income taxes                                     109,462
                                                                  -----------
                 Net cash provided by operations                      667,978
                                                                  -----------

Cash flows from investing activities:
  Proceeds from sale of assets                                         22,050
  Purchase of equipment                                               (87,160)
  Land & building under construction                                 (117,631)
  Increase in other assets                                             (4,082)
                                                                  -----------
                 Net cash used in investing activities               (186,823)
                                                                  -----------
Cash flows from financing activities:
  Proceeds of long-term borrowing                                         -0-
  Principal payment on bank loan                                      (12,557)
                                                                  -----------
                 Net cash used in financing activities                (12,557)
                                                                  -----------
Net increase in cash and cash equivalents                             468,598

Cash and cash equivalents at beginning of year                         (5,676)
                                                                  -----------

Cash and cash equivalents at end of year                         $    462,922
                                                                 ============
SUPPLEMENTAL DISCLOSURES OF CASH INFORMATION:
---------------------------------------------

Cash paid during period for:
                 Interest expense                                         240
                 Income taxes                                          53,407

Unrealized gain on marketable securities, net of income tax            29,101

The accompanying notes are an integral part of these financial statements.

                     NOVAK & LACKEY CONSTRUCTION CO., INC.

                         NOTES TO FINANCIAL STATEMENTS
                        - - - - - - - - - - - - - - - -
                       FOR THE YEAR ENDED JUNE 30, 1996

1) Summary of significant accounting policies
   ------------------------------------------

   (a) Description of business
       -----------------------
           Business - The Company is engaged in the general construction contracting in Oklahoma, Missouri, Arkansas and California, deriving the majority of its revenues from cost-plus contracts with cellular communications providers for construction and relocation of wireless communications facilities. The duration of those contracts varies but typically does not extend beyond one year.

   (b) Use of Estimates
       ----------------
           Use of estimates and assumptions - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   (c) Contract Revenue and Cost Recognition
       --------------------------------------
           Profit and cost recognition - Revenues from construction contracts are recognized on the percentage of completion method measured by the costs incurred during the period to the total estimated costs of the contract, commencing when progress reaches a point where experience is sufficient to estimate final results with reasonable accuracy. When it becomes apparent that estimated contract costs will exceed the contract price, the total estimated contract loss is accrued.
           Contract costs include all subcontract costs, the cost of direct materials and labor and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and equipment costs. Selling, general and administrative costs are expensed in the period incurred.

   (d) Statement of Cash Flow
       ----------------------
           Cash equivalents - For purposes of the statement of cash flows, the Company considers all investments in highly liquid financial instruments maturing within 90 days of acquisition to be cash equivalents.


   (e) Bad debts
       ---------
           Allowance for bad debts - An allowance is provided for specific accounts identified by management as being doubtful of collection. Management performs ongoing credit evaluations and generally requires no collateral. As of June 30, 1996, no provision for uncollectable accounts was provided.

                     NOVAK & LACKEY CONSTRUCTION CO., INC.

                         NOTES TO FINANCIAL STATEMENTS
                       - - - - - - - - - - - - - - - - -
                       FOR THE YEAR ENDED JUNE 30, 1996

1) Summary of significant accounting policies (continued)
   ------------------------------------------
   (f) Property and equipment
       ----------------------
           Property and equipment - Property and equipment are stated at cost and include the cost of major repairs that extend the assets' lives. In these financial statements, the straight-line method is used to compute depreciation over the following estimated useful lives:

           Buildings and improvements                      15-30 years
           Transportation equipment                          3-5 years
           Office furniture and equipment                   5-10 years
           Construction equipment                           5-10 years

   (g) Investments in Marketable Securities
       ------------------------------------
           Marketable securities - Noncurrent investments in available-for-sale securities are carried at fair value as required by Financial Accounting Standards Board Statement No. 115. The fair values for marketable debt and equity securities are based on quoted market prices.


   (h) Financial Instruments
       ---------------------
           Financial accounting Standards Board Statement No. 7 requires that the fair value of financial instruments be disclosed. In addition to marketable debt and equity securities carried at quoted market prices, the Company's financial instruments are accounts receivable, accounts payable, and variable rate debt. The carrying amounts of accounts receivable, accounts payable and variable rate debt because of their nature, approximate fair value.

   (i) Income Taxes
       ------------
           The Company uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryovers. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

   (j) Change in Fiscal Year
       ---------------------
           These financial statements are for the fiscal year ended June 30, 1996; for prior years the Company's fiscal year has ended October 31st; accordingly, the accounts have been restated from amounts previously reported to reflect this change in reporting period.

                     NOVAK & LACKEY CONSTRUCTION CO., INC.

                         NOTES TO FINANCIAL STATEMENTS
                        - - - - - - - - - - - - - - - -
                       FOR THE YEAR ENDED JUNE 30, 1996

2)  Receivables
    -----------
         At June 30, 1996, receivables consisted of amounts due on contracts as follows:
     Completed contracts, including retentions                  $     15,525
     Progress billings on contracts in progress                      361,902
     Retentions due on contracts in progress                          32,093
                                                                     -------
         Total receivables                                      $    409,520
                                                                ============
3)  Costs and estimated earnings on uncompleted contracts
    -----------------------------------------------------
         Information with respect to contracts in progress at June 30, 1996 follows:
        Costs incurred on uncompleted contracts                 $  1,043,065
        Estimated earnings                                           169,650
                                                                   ---------
                                                                   1,212,715
        Less billings to date                                      1,139,822
                                                                   ---------
                                                                $     72,893
        Included in the accompanying balance                    ============
           sheet under the following captions:
        Costs and estimated earnings in excess
           of billings on uncompleted contracts                 $     79,009
        Billings in excess of costs and estimated
           earnings on uncompleted contracts                          (6,116)
                                                                     -------
                                                                $     72,893
                                                                ============
4)  Property and equipment
    ----------------------
         Property and equipment consist of the following at June 30, 1996:
    Land                                                        $    120,631
    Buildings and improvements                                        25,978
    Building under construction                                       17,001
    Office furniture and equipment                                   107,550
    Construction equipment                                            82,758
    Transportation equipment                                         309,756
                                                                     -------
         Total costs                                                 663,674
    Accumulated depreciation                                        (347,242)
                                                                     -------
         Property and equipment, net                            $    316,432
                                                                ============

    Depreciation expense on property and equipment was $65,820.

                     NOVAK & LACKEY CONSTRUCTION CO., INC.

                         NOTES TO FINANCIAL STATEMENTS
                        - - - - - - - - - - - - - - - -
                       FOR THE YEAR ENDED JUNE 30, 1996


5)  Investment in marketable securities
    ------------------------------------
          Noncurrent marketable securities consisted of the following:


                                                            June 30, 1996
                                               Current      -------------
                                               Yield                   Fair
            Type                               Rate        Cost        Value
            ----                               ----        ----        -----
    Tax exempt municipal bonds                 6.35%       $283,374    318,196
                                                           --------    -------
          Totals                                           $283,374   $318,196
                                                           ========   ========

         The company's investments are classified as available-for-sale under the provisions of SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities," and accordingly, any unrealized gains and losses, net of income taxes, are excluded from income and recognized as a separate component of stockholder's equity until realized.

6)  Cash value of life insurance
    ----------------------------
         The company owns a universal life policy on Frank D. Lackey, with a face value of $100,000. During the year ended June 30, 1996, the company paid a premium of $1,877 on this policy.

7)  Related-party transactions
    --------------------------
         The company leased an automobile from an employee/stockholder under a noncancelable operating lease. Selling expenses include $6,000 paid the stockholder during the year ended June 30, 1996, under this agreement. Management expects that upon expiration of this lease, it will be renewed or similar property will be leased from unrelated sources on similar terms.

8)  Income Taxes
    ------------
         Income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 34% to pretax income from continuing operations as follows:

    Expected Federal tax,
     at statutory rates                                $ 86,862     34.0%
    State income tax, net
     of federal tax benefit                              10,622      4.2
    Nontaxable income                                    (9,474)    (3.7)
    Other                                                 4,421      1.7
                                                         ------     ----
            Actual income tax                          $ 92,431     36.2%
                                                       ========     ====

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                     NOVAK & LACKEY CONSTRUCTION CO., INC.

                         NOTES TO FINANCIAL STATEMENTS
                        - - - - - - - - - - - - - - - -
                       FOR THE YEAR ENDED JUNE 30, 1996


8)  Income Taxes continued
    ------------
         The change in the deferred income tax liability each year represents the effects of changes in the amounts of differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The types of such differences that give rise to significant portions of the deferred tax liability at June 30, 1996 are presented below:

     Adjustment for conversion from percentage
      of completion basis to completed
      contract basis for tax reporting                        $  90,440
     Accelerated depreciation for tax
      reporting purposes in excess of
      financial statement amounts                                14,360
     Unrealized gains on marketable securities,
      net of unused capital loss carryover                        5,720
     Other                                                        6,430
                                                                -------
           Total deferred income tax liability                $ 116,950
                                                              =========
           Current deferred income tax liability              $ 111,230
                                                              =========
           Long-term deferred income tax liability            $   5,720
                                                              =========

9)  Major Customers
    ---------------
         During the fiscal year ended June 30, 1996, one customer represented approximately 95% of the Company's contract revenues earned, AT&T Wireless Services, Inc. (formerly Cellular One).